Exhibit 2.1

EXECUTION VERSION

PATENT, TRADEMARK AND COPYRIGHT ASSIGNMENT AND ASSUMPTION

This PATENT, TRADEMARK AND COPYRIGHT ASSIGNMENT AND ASSUMPTION dated as of April 12, 2011 (this “Assignment and Assumption”) is made by Wilmington Trust Company as resigning Corporate Trustee and Collateral Trustee (each as defined in the Collateral Trust Agreement (defined below)), as assignor (the “Assignor”) and PNC Bank, National Association, as successor Collateral Trustee, as assignee (the “Assignee”).

WHEREAS, reference is made to (i) that certain Amended and Restated Collateral Trust Agreement, dated as of May 7, 2010, by and among CONSOL Energy Inc., as borrower (the “Borrower”), certain subsidiaries of the Borrower, Wilmington Trust Company, as Corporate Trustee and David A. Vanaskey, as Individual Trustee (as amended, supplemented or otherwise modified, the “Collateral Trust Agreement”), and (ii) that certain Amended and Restated Patent, Trademark and Copyright Security Agreement, dated as of June 27, 2007, as amended on May 7, 2010, by and among the Borrower and certain subsidiaries of the Borrower (collectively, the “Pledgors”) and the Wilmington Trust Company, as Collateral Trustee (as amended, supplemented or otherwise modified, the “Intellectual Property Security Agreement”);

WHEREAS, pursuant to the Intellectual Property Security Agreement recorded with the U.S. Patent and Trademark Office at Reel 019501, Frame 0773 on July 2, 2007, each Pledgor granted the Collateral Trustee a lien on and security interest in and to all of its right, title and interest in, to and under certain of its intellectual property Collateral, including the Patents, Trademarks and Copyrights listed on Schedule I hereto and proceeds of any and all of the foregoing;

WHEREAS, pursuant to the Successor Agent Agreement, dated as of the date hereof (the “Successor Agent Agreement”), between Assignor and Assignee, the Assignee has been appointed successor Collateral Trustee; and

WHEREAS, in furtherance of Assignee’s replacement of Assignor as the Collateral Trustee, Assignee is desirous of acquiring and Assignor is desirous of assigning all of its right, title and interest in, to and under the Intellectual Property Security Agreement, including without limitation the Assigned Interest (as defined below), and all documents relating thereto.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto agree as follows:

Assignor hereby irrevocably, absolutely and unconditionally assigns to Assignee without recourse and without any representation or warranty of any kind, nature or description, except as expressly set forth in the Successor Agent Agreement, and Assignee hereby assumes from Assignor, the interest in and to Assignor’s rights and obligations under the Intellectual Property Security Agreement (the “Assigned Interest”) and all Patents, Trademarks and Copyrights listed on Schedule I hereto, as of the Effective Date (as defined below).

The effective date of this Assignment and Assumption shall be the date of execution by all parties (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to Reed Smith LLP for recording on behalf of the parties hereto pursuant to the Security Agreement, the Pledge Agreement and the Intellectual Property Security Agreement with the United States Patent and Trademark Office.

From and after the Effective Date and as further set forth in the Successor Agent Agreement, (a) Assignee shall be a party to the Intellectual Property Security Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of the Collateral Trustee thereunder and shall be bound by the provisions thereof and (b) Assignor shall, to the extent provided in this Assignment and Assumption and the Successor Agent Agreement, relinquish its rights and be released from its obligations under the Intellectual Property Security Agreement. Nothing set forth herein shall modify or limit in any respect the provisions of the Successor Agent Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

This Assignment and Assumption may be executed by one or more of the parties to this Assignment and Assumption in any number of separate counterparts (including by telecopy or Adobe PDF), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed by their respective duly authorized officers.

WILMINGTON TRUST COMPANY,
as Assignor

By:	/s/ James A. Hanley
	Name:	James A. Hanley
	Title:	Vice President

Accepted:

PNC BANK, NATIONAL ASSOCIATION
as Assignee

By:	/s/ Richard C. Munsick
	Name:	Richard C. Munsick
	Title:	Senior Vice President

SCHEDULE I

to

PATENT, TRADEMARK AND COPYRIGHT ASSIGNMENT AND ASSUMPTION

PATENTS

OWNER	REGISTRATION/ APPLICATION NUMBER	TITLE
CONSOL Energy Inc.	5,185,935	Method and Apparatus for Separation Measurement and Alignment System
CONSOL Energy Inc.	5,938,004	Method for Providing Temporary Support for an Extended Conveyor Belt
CONSOL Energy Inc.	5,921,862	An Air Flow Reversal Prevention Door Assembly
CONSOL Energy Inc.	6,659,269	Apparatus and Method for Temporary Support and Isolation for a Conveyor Belt

TRADEMARKS

OWNER	REGISTRATION/ APPLICATION NUMBER	TITLE
CONSOL Energy Inc.	2,756,594	CONSOL ENERGY
CONSOL Energy Inc.	2,756,595	CE CONSOL ENERGY (with design)
CONSOL Energy Inc.	75,924,233	CE (design)

COPYRIGHTS

None.